Exhibit 1

Transactions in the Securities of the Issuer Since the Filing of Amendment No. 2

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

Ault Lending, LLC

Sale of Common Stock	(200)	1.1998	05/06/2026
Purchase of Common Stock	1,500	1.0733	05/06/2026
Purchase of Common Stock	15,480	1.1330	05/08/2026
Purchase of Common Stock	45,615	1.1913	05/13/2026

Milton C. Ault, III

Sale of Common Stock	(15,800)	1.1868	05/06/2026
Purchase of Common Stock	5,300	1.0674	05/06/2026
Sale of Common Stock	(2,000)	1.1329	05/08/2026
Purchase of Common Stock	15,000	1.1440	05/11/2026
Sale of Common Stock	(5,000)	1.1294	05/13/2026
Sale of Common Stock	(21,000)	1.0763	05/14/2026